Exhibit 10.1

May 19, 2011

Kevin Yost

Dear Kevin:

Congratulations on your promotion to Executive Vice-President & President, Morningstar. This position will report to me.

Subject to Compensation Committee approval, here are the specifics of your offer:

Effective Date

This promotion is effective May 19, 2011.

Base Salary

You will be paid $16,666.67 on a semi-monthly basis, less payroll taxes, which equates to an annual salary of $400,000, less payroll taxes. Your salary will be reviewed annually by our Compensation Committee, with the next review during our 2012 annual cycle.

Annual Incentive Opportunity

Effective May 19, 2011, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive Plan with a target amount equal to 70% of your annualized base salary, subject to the achievement of certain financial targets for Dean Foods and certain individual objectives. For 2011, your annual incentive will be prorated for five (5) months as SVP, Morningstar, with a target amount equal to 50% of your annualized base salary, and the remaining seven (7) months as EVP & President, Morningstar, with a target amount equal to 70% of your annualized base salary.

Long Term Incentive Compensation

In 2012, you will be eligible for a Long Term Incentive grant commensurate with the position of EVP & President, Morningstar. The amount and nature of any future long-term incentive awards will be determined by the Compensation Committee of the Board of Directors.

Long Term Incentive Compensation – Special Promotion Grant

On May 19, 2011 subject to Compensation Committee approval, you will be granted a long-term incentive target award of $150,000. Of the $150,000, you will be granted restricted stock units having a target value of $75,000 and performance cash having a target value of $75,000. Restricted stock units will be granted based on the closing price of Dean Foods stock on the date of grant and will vest in equal installments over a period of three years, beginning on the first anniversary of the date of grant. The performance cash will vest December 31, 2013 and payment, if any, will be made during the quarter following the vest date.

Insider Trading

As an Executive Officer, you will have access to sensitive business and financial information. Accordingly, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods) from time to time, in accordance with the Company’s Insider Trading Policy.

Dean Foods Executive Severance Plan

Dean Foods maintains an Executive Severance Plan (“Severance Plan”) and, at your request, you will be provided with a copy.

Change-In-Control Provisions

You will be provided a Change-In-Control Agreement comparable to that currently provided to other Dean Foods Executive Officers.

Benefits

You will continue to be eligible for your current benefits, including FlexSelect benefits (medical, dental, vision), 401(k), Executive Deferred Compensation, Supplemental Executive Retirement Plan (SERP), Executive Long-Term disability, and more.

Conclusion

Kevin, I have been impressed with your work and your leadership at Dean Foods. I look forward to your continued significant contributions and working with you more closely as EVP & President, Morningstar.

Best regards, /s/ Gregg Engles Gregg Engles Chief Executive Officer

Agreed and accepted:

/s/ Kevin Yost	5/19/2011
Kevin Yost	Date